Exhibit 99.1

                                ACCESS NEWS

Contact: Company                                   Contact: Investor Relations
Stephen B. Thompson                                       Donald C. Weinberger
Vice President & CFO                     Wolfe Axelrod Weinberger & Associates
(214) 905-5100                                                  (212) 370-4500


                 ACCESS PHARMACEUTICALS, INC. ANNOUNCES
                     SECOND QUARTER FINANCIAL RESULTS


DALLAS, TEXAS, August 10, 2005, ACCESS PHARMACEUTICALS, INC. (AMEX: AKC) today reported results for the second quarter ended June 30, 2005. The Company reported a net loss of $3,786,000, or $0.24 per share, for the second quarter, as compared to net loss of $2,553,000, or $0.17 per share, for the corresponding quarter in 2004. The net loss for the six month period ended June 30, 2005 was $6,208,000, or $0.40 per share, compared with a net loss of $4,904,000, or $0.33 per share for the corresponding period in 2004.

Revenue in the second quarter of 2005 was $249,000 compared to $68,000 in the same quarter of 2004, reflecting an increase in product sales ($201,000) offset by a decrease in licensing revenues ($20,000). For the six month period, revenue increased to $404,000 compared with $88,000 in the same period in 2004, reflecting an increase in product sales ($318,000) and royalty income ($11,000) offset by a decrease in licensing revenues ($13,000). Aphthasol(R) product sales recommenced in September 2004 which accounts for the sales increase in both comparison periods as there were no sales in 2004. There were licensing contracts signed and recognized in the second quarter 2004 that were not recurring in 2005 which accounts for the decrease in licensing revenues in both periods of 2005.

                                -More-

Access Pharmaceuticals, Inc.
Page 2

Operating expenses in the second quarter of 2005 were $3,600,000, an increase of $1,356,000 compared with 2004. This increase was due mainly to increased general and administrative expense ($1,044,000), research and development expense ($159,000) and cost of product sales ($147,000). The increase in general and administrative expenses was mainly due to the separation expenses with our former CEO relating to his employment and separation agreements ($839,000), royalty license expense ($150,000) and patent expenses ($22,000). Research and development expenses increased mainly due to OraDisc(TM) manufacturing pre-production costs ($132,000) and product and clinical costs for AP5346 ($86,000) offset by lower salary and related costs due to staff reductions ($52,000). Product sales costs increased due to increased Aphthasol(R) sales in 2005.

Operating expenses for the first six months of 2005 increased $1,546,000 to $5,874,000. Increased expenditures on general and administrative ($979,000), research and development ($334,000) and cost of product sales ($223,000). The increase in general and administrative expenses was mainly due to the separation expenses with our former CEO ($839,000) and royalty license expense ($150,000). Research and development expenses increased mainly due to product and clinical costs for AP5346 ($197,000) and manufacturing OraDisc(TM) pre-production costs ($113,000). Product sales costs increased due to increased Aphthasol(R) sales in 2005.

Other income (expense) for the second quarter of 2005 was a loss of $435,000 compared with a loss of $377,000 in the same quarter in 2004. Other income (expense) for the first six months of 2005 was a loss of $738,000 compared with a loss of $664,000 in the same period in 2004.
The increased loss was due to additional interest and amortization of debt costs due to the Secured Convertible Notes.

Major events since the beginning of the last quarter include:

- Ongoing negotiations with holders of convertible notes due September 13, 2005.

- Ongoing negotiations with parties to sell certain assets to provide additional liquidity.

                                 -More-

Access Pharmaceuticals, Inc.
Page 3

- The hiring of our Acting CEO, Rosemary Mazanet, and the resignation of our former CEO.

- Meeting of our Clinical Advisory Board to discuss AP5346.

- Closing our Australia laboratory.

- Significant staff reductions in research and development.

Commenting on the results, spokesperson Stephen B. Thompson, Vice
President & CFO of Access, stated, "We currently have liquid assets to allow us to continue operations through August 31, 2005. Operating expenses were higher than with our 2005 plan due to the separation expenses with our former CEO and a one-time royalty license expense.
During the remainder of this year we expect expenses to decrease as a result of staff reductions in August 2005, the closing of our Australia laboratory and reduction in non-critical project costs. We have negotiations underway with holders of our Convertible Notes which are due September
13, 2005. We are working to maintain the Company's priority projects and protect the Company's assets. We anticipate a conference call in the next few weeks to announce new business developments."

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. Access markets Aphthasol(R) and is developing products for other oral indications. Access is also developing unique polymer platinates for use in the treatment of cancer and has an extensive portfolio of advanced drug delivery technologies including vitamin mediated targeted delivery, oral delivery, and nanoparticle aggregates.

                                -More-

Access Pharmaceuticals, Inc.
Page 4

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to our current negotiations to sell certain assets and to restructure our Convertible Notes due September 13, 2005, our expected reduction in expenses and the maintenance of our projects and protection of our assets. These statements are subject to numerous risks, including but not limited to the uncertainties associated with our ability to raise funds to continue our operations, our ability to sell assets, our ability to restructure our Convertible Notes, research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Aphthasol(R) and products in development including polymer platinate, and OraDisc(TM), our ability to develop products from our platform technologies, our ability to manufacture amlexanox products in commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones, our ability to repay our outstanding debt obligations and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December
31, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30,
2005 and other reports filed by us with the Securities and Exchange
Commission.

                                -More-

                Access Pharmaceuticals, Inc. and Subsidiaries

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

                               Three months ended          Six months ended
                                     June 30,                  June 30,
                             ------------------------- -------------------------
                                 2005         2004         2005         2004
                             ------------ ------------ ------------ ------------
Revenues
 Licensing revenues          $    24,000  $    44,000  $    35,000  $    48,000
 Product sales                   201,000            -      318,000            -
 Royalty income                   24,000       24,000       51,000       40,000
                             ------------ ------------ ------------ ------------
Total revenues                   249,000       68,000      404,000       88,000

Expenses
 Research and development      1,440,000    1,281,000    2,759,000    2,425,000
 Cost of product sales           178,000       31,000      280,000       57,000
 General and administrative    1,816,000      772,000    2,505,000    1,526,000
 Depreciation and amortization   166,000      160,000      330,000      320,000
                             ------------ ------------ ------------ ------------
Total expenses                 3,600,000    2,244,000    5,874,000    4,328,000
                             ------------ ------------ ------------ ------------
Loss from operations          (3,351,000)  (2,176,000)  (5,470,000)  (4,240,000)

Other income (expense)
 Interest and miscellaneous
   income                         12,000       35,000       22,000       68,000
 Interest and other expense     (447,000)    (412,000)    (760,000)    (732,000)
                             ------------ ------------ ------------ ------------
                                (435,000)    (377,000)    (738,000)    (664,000)
                             ------------ ------------ ------------ ------------

Net loss                     $(3,786,000) $(2,553,000) $(6,208,000) $(4,904,000)
                             ============ ============ ============ ============

Basic and diluted loss per
  common share                    $(0.24)      $(0.17)      $(0.40)      $(0.33)
                             ============ ============ ============ ============
Weighted average basic and diluted
 common shares outstanding    15,724,710   15,449,603   15,626,379   14,824,938
                             ============ ============ ============ ============


                           BALANCE SHEET DATA
                           ------------------

                                               June 30,  2005  December 31, 2004
                                                (unaudited)
                                               --------------  --------------
Cash and cash equivalents                       $    784,000    $  1,775,000
Short-term investments and certificates of deposit   504,000         486,000
Restricted cash                                      169,000       1,285,000
Accounts receivable and inventory                    871,000         916,000
Total assets                                       9,228,000      11,090,000
Convertible notes and other obligations           16,476,000      14,110,000
Accumulated deficit                              (70,673,000)    (64,465,000)
Total stockholders' deficit                      (12,285,000)     (6,661,000)


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